Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

February 1, 2022

Webster Financial Corporation
200 Elm Street
Stamford, Connecticut  06902

Re:  Post-Effective Amendment No. 1 on Form S-8 to Form S-4 Registration Statement

Ladies and Gentlemen:

We have acted as special counsel to Webster Financial Corporation, a Delaware corporation (the “Company”), in connection with the Post-Effective Amendment No. 1 on Form S-8 to the registration statement on Form S-4 (File No. 333-257035) filed with the Securities and Exchange Commission (the “Commission”) on June 11, 2021, as amended by Pre-Effective Amendment No. 1 thereto filed with the Commission on July 6, 2021, which the Commission declared effective at 4:00 p.m. Eastern Time on July 8, 2021 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) under the Securities Act of 1933, as amended, relating to the offer and sale of up to 2,200,000 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (“Common Stock”) pursuant to the Sterling National Bank 401(k) and Profit Sharing Plan or issuable upon the exercise or settlement, as applicable, of equity awards issued pursuant to the Sterling Bancorp Amended and Restated 2015 Omnibus Equity and Incentive Plan, Sterling National Bank Deferred Director Fee Plan, and Sterling Bancorp 2014 Stock Incentive Plan (collectively, together with the Sterling National Bank 401(k) and Profit Sharing Plan, the “Plans”), which awards were converted into corresponding awards in respect of Common Stock on January 31, 2022 pursuant to the Agreement and Plan of Merger, dated as of April 18, 2021, by and between the Company and Sterling Bancorp (the “Merger Agreement”).

In connection with the opinion set forth herein, we have examined and relied on originals or copies, certified or otherwise, identified to our satisfaction, of such documents, corporate records, agreements, certificates, and other instruments and such matters of law, in each case, as we have deemed necessary or appropriate for the purposes of this opinion, including the Registration Statement, the Plans, the Merger Agreement, the Fourth Amended and Restated Certificate of Incorporation of the Company, as amended, and the Bylaws of the Company, as amended (the “Transaction Documents”).   In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies and the legal capacity of all individuals executing such documents.  As to questions of fact material to this opinion, we have relied, with your approval, upon oral and written representations of the Company and certificates or comparable documents of public officials and of officers and representatives of the Company.  We have also assumed the valid authorization, execution and delivery of each of the Transaction Documents by each party thereto (other than the Company), and we have assumed that each such party (in the case of parties which are not natural persons) has been duly organized and is validly existing and in good standing under its jurisdiction of organization, that each such party has the legal capacity, power and authority to perform its obligations thereunder and that each of the Transaction Documents constitutes the valid and binding obligation of all such parties, enforceable against them in accordance with its terms.  We have further assumed that there will be no material changes in the documents we have examined and that, at all times prior to the issuance of any Shares, the Company will maintain a sufficient number of authorized but unissued shares of Common Stock available for issuance.

We are members of the Bar of the State of New York.  The Company is a Delaware corporation, and we have not considered, and we express no opinion as to, any law other than the federal laws of the United States, the laws of the State of New York and the Delaware General Corporation Law (including the statutory provisions, and reported judicial decisions interpreting the foregoing), in each case as in effect on the date hereof.  We have not considered, and we express no opinion or belief as to matters of the laws of any other jurisdiction or as to any matters arising thereunder or relating thereto.

Based upon the foregoing and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when the Shares have been issued, offered or sold by the Company in accordance with the terms of the Plans, such Shares will be validly issued, duly authorized, fully paid and nonassessable.

The opinion set forth above is subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law), and (c) an implied covenant of good faith and fair dealing.  We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in the Transaction Documents or in any other agreement.

We consent to the filing of a copy of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations thereunder.  This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz